CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Nos. 333-126369, 333-55732, 333-28701, and 333-03631 on Form S-8 of our report dated March 12, 2008, relating to the consolidated financial statements of Riviera Holdings Corporation and subsidiaries, appearing in this Annual Report on Form 10-K of Riviera Holding Corporation for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
March 26 , 2010